Exhibit 99.1

Fifth Street Finance Corp. Extends Maturity of its ING Credit Facility

WHITE PLAINS, N.Y., March 2, 2012 — Fifth Street Finance Corp. (NASDAQ:FSC) (“Fifth Street”) announced today the successful amendment of the terms of its $230 million syndicated credit facility led by ING Capital LLC. The amended facility now has a four-year maturity, extending the maturity date of the previous three-year facility from February 22, 2014 to February 29, 2016. The amended facility has a one-year term-out period beginning on February 27, 2015. The amended facility’s accordion feature now allows for future expansion up to a total of $450 million if certain conditions are satisfied. Pricing on the amended facility remains at LIBOR plus 3.0% per annum, with no floor, when the facility is drawn more than 35%. Otherwise, the interest rate is LIBOR plus 3.25% per annum, with no LIBOR floor.

“We are pleased to have amended our ING-led credit facility at this new duration and to allow for future expansion. This commitment allows us to continue to lever our existing portfolio, including our second lien investments, and to support our private equity sponsor relationships in the middle market. Together with our Wells Fargo and Sumitomo Mitsui credit facilities, and the leverage our SBIC subsidiary provides, we believe Fifth Street has one of the most diversified and flexible financing platforms in our industry,” commented Fifth Street’s President, Bernard D. Berman.

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies, primarily in connection with investments by private equity sponsors. Fifth Street Finance Corp.’s investment objective is to maximize its portfolio’s total return by generating current income from its debt investments and capital appreciation from its equity investments.

About ING Capital LLC

ING Capital LLC is a US subsidiary of ING Bank NV which is part of the global financial services company ING Group. ING Bank NV has 68,000 employees serving its clients through its extensive global network in the world’s major financial services markets. ING has built a leading position in corporate finance, including lending, and mergers & acquisitions.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as “believes,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in Fifth Street Finance Corp.’s filings with the Securities and Exchange Commission. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:

Investor Contact:

Stacey Thorne, Executive Director, Investor Relations

Fifth Street Finance Corp.

(914) 286-6811

stacey@fifthstreetfinance.com

Media Contact:

Brendan McManus

CJP Communications

(203) 254-1300 ext. 216

CJP-FifthStreet@CJPCom.com

ING Deal Contact:

Patrick Frisch, Managing Director

(646) 424-6912

Patrick.frisch@americas.ing.com